THE SCOTT LAW FIRM, P.A.
                              5121 Sarazen Drive
                             Hollywood, FL  33021

                                (954) 964-1546
                           Facsimile (954) 964-1548

                                                  February 1, 1998


Ashley Capital Management, Inc.
General Partner
Atlas Futures Fund, Limited Partnership
5916 N. 300 West
Fremont, Indiana 46737

Dear General Partner:

    We have acted as your legal counsel in connection with the formation, pursuant to the Delaware Limited Partnership Act (the "Delaware Act"), of a limited partnership known as the Atlas Futures Fund, Limited Partnership (the "Partnership"). The Partnership expects to file a registration statement on Form S-1 (the "Registration Statement"), which includes an offering circular (the "Prospectus"), with the Securities and Exchange Commission (the "SEC") to register, prior to extension of offers to sell, as required by the Securities Act of 1933, as amended, (the "Act"), limited partnership interests (the "Units") in the Partnership. In connection with that filing, you have requested that we provide our opinion in regard to certain tax matters described in this opinion and the Registration Statement which are related to the Partnership.

    We have discussed the intended operation of the Partnership with you and have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion including, but not limited to, the Registration Statement, including the Exhibits including the Amended and Restated Limited Partnership Agreement of the Partnership (the "Partnership Agreement"), thereto, and the other exhibits referred to therein.

    We have reviewed relevant provisions of the Indiana law and relevant provisions of the Internal Revenue Code of 1986, as amended ("Code"). We have also reviewed Treasury Regulations issued under the Code ("Regulations") and various published interpretations of the Code and Regulations. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Prospectus, particularly Appendix I and in the Partnership Agreement attached as Exhibit A.

    We are relying upon the facts stated in the Registration Statement which you have represented to us to be accurate and complete in all material respects. We are familiar with many of the facts stated, have conducted reasonable due diligence, and are not aware of any reason to believe that such facts and analyses are not accurate in all material respects.

    We are also relying upon your representations that the Partnership is operated (a) at all times, in accordance with the Delaware Uniform Limited Partnership Act and the Amended and Restated Limited Partnership Agreement attached to the Prospectus as Exhibit A; and, (b) the General Partner will, at all times maintain not less than a one percent (1%) interest in the income, losses, gains, deductions and credits of the Partnership; and, (c) the aggregate deductions to be claimed by the Partners as their distributive shares of the Partnership net losses for the first two years of operation of the Partnership will not exceed the amount of equity capital invested in the Partnership; and, (d) no creditor who makes a loan to the Partnership, including margin accounts, will have or acquire, as a result of making the loan, any direct or indirect interest in the capital, profits or property of the Partnership, other than as a secured creditor; and, (e) the General Partner will at all times actively direct the affairs of the Partnership; and,
(f) the General Partner will at all times possess substantial assets (exclusive of its interest in the Partnership or any other limited partnership) which can be reached by the general creditors of the Partnership within the meaning of Treasury Regulation Section 301.7701 2(d)(2) or the General Partner otherwise complies with the tax code general partner capital requirements imposed upon sole corporate general partners of limited partnerships; and, (g) interests in the Partnership will be transferable only upon approval of the General Partner and not, otherwise, be (1) traded on an established securities market, or (2) readily tradable on a secondary market (or the substantial equivalent thereof); and, (h) the Partnership will not be registered under the Investment Advisor's Act of 1940; and, (i) the General Partner will operate the Partnership so that over ninety percent of the income earned will be Qualifying Income as that term is defined in the 1987 Act.

    You have requested our opinion as to whether the Partnership will be classified and treated for Federal income tax purposes as a partnership and not as an association taxable as a corporation.

    Section 301.7701-2(a) (3) of the Regulations provides that an organization shall not be classified as an association taxable as a corporation unless it has more corporate characteristics than non-corporate characteristics, disregarding those characteristics common to both types of organizations.
Section 301.7701-2(a) (2) of the Regulations identifies the following four characteristics of corporations not customarily possessed by partnerships:
(1) continuity of life; (2) centralization of management; (3) limited liability; and (4) free transferability of interest. We assume that no characteristics other than the four characteristics enumerated in Section 301.7701-2 of the Regulations which distinguish between a corporation and a partnership will be significant in determining the classification of the Partnership and we rely upon the provisions of the Regulation that an unincorporated organization shall not be classified as an association taxable as a corporation unless such organization has more corporate characteristics than incorporate characteristics.

    For purposes of this opinion, we assume (but do not conclude) that the General Partner possesses "substantial assets" (within the meaning of that term as it is used in Section 301.7701-2(d) of the Regulations) which could be reached by the general creditors of the Partnership and that the General Partner is not "merely a dummy" (within the meaning of that term as it is used in Section 301.7701-2(d) of the Regulations) acting as the agent of the Limited Partners. We are unable to conclude whether the General Partner has "substantial assets" or is "merely a dummy" since such determination is a factual question unaided by judicial or administrative interpretation.

    Based on the review and representations described heretofore and subject to the conditions and considerations hereafter stated, we are of the opinion that the Partnership, as now constituted, does not have the following characteristics as they are defined in Section 301.7701-2 of the Regulations:
(1) continuity of life; (2) limited liability; (3) centralized management; and, (4) free transferability of interests. Since the Partnership lacks three of the four corporate characteristics, it does not have more corporate characteristics than non-corporate characteristics, disregarding those characteristics common to both types of organizations. Consequently, it is our opinion that the Partnership will be treated for Federal income tax purposes as a partnership and not as an association, taxable as a corporation.

    Our opinion is conditioned upon present Regulations and the validity of those Regulations, both of which are subject to administrative, legislative, or judicial change. No assurance can be given that present Regulations will be held valid if that question is brought properly before a court in the future or that any change, whether judicial or otherwise, will not be made retroactively.

    You have also requested our opinion concerning the Federal income tax analysis presented in the Prospectus.

    Our analysis is based upon the facts described in the Prospects which reflect the facts as you have represented them to us as of this date. We assume the facts as related to us therein accurately and completely describe all material activities affecting the Partnership which you can reasonably foresee.

    Based on our review and your representations described heretofore, including the facts as set forth in the Prospectus, and subject to the limitations which follow, (i) we are not aware of any material Federal income tax consequences from participating in the Partnership which have been omitted from the Prospectus, (ii) we are not aware of any Federal income tax consequences set forth in the Prospectus which have been materially misstated, and (iii) we believe that more likely than not, in the aggregate, the material tax benefits associated with an investment in the Partnership will be realized.

    The material tax benefits which we believe will exist as described in the Prospectus may be divided into the following major categories: (1) the right of the Partners to claim tax treatment accorded partners by the Code, including classification of the Partnership as a partnership for Federal income tax purposes and not as an association; (2) the allocation of Partnership profits and losses in accordance with the terms of the Partnership Agreement; (3) the cost (purchase price, including sales commissions) of a Partner's Units as constituting the Partner's beginning basis in those Units;
(4) the deduction or amortization of certain startup and organizational expenditures; (5) the treatment of commodity transactions of the Partnership as Section 1256 contracts or other commodity transactions, as the case may be; and (6) the presence of a profit motive for the Partnership.

In our opinion, the Partnership does not constitute a tax shelter, as defined in Code Section 6111(c), since the General Partner intends to operate the Partnership so that the tax shelter ratio will not exceed two-to-one at the close of any of the first five years. Accordingly, we have been advised that the General Partner does not plan to register the Partnership as a tax shelter with the IRS.

    We cannot render an opinion as to whether certain tax aspects of the Partnership will affect the realization of the aggregate tax benefits, because the factual nature of certain determinations makes it impossible to render an opinion as the to the allocation of certain business expenditures between deductible business expenses, expenditures which are capitalized and amortized as start-up expenditures, expenditures which are capitalized and amortized as organizational expenditures, and syndication expenses which are neither deductible nor amortizable.

    Our opinion is based upon current law and published Internal Revenue Rulings, Internal Revenue Procedures, Regulations and court decisions (collectively, the "Published Interpretations") all of which are subject to change prospectively or retroactively. The opinions herein express our best judgment of the law and Published Interpretations, but our opinion is not binding upon the Internal Revenue Service or the courts, either of which may reach different conclusions than ours. We believe we have reasonably relied upon the facts as represented by you. However, generally, the facts which you have represented relate to future activities which you have predicted but which you cannot assure. Any change in the facts, whether past or prospective, may adversely affect our opinion. Further, we express no opinion as to whether the Internal Revenue Service may successfully challenge factual determinations which are made by you such as, without limitation, allocation of costs and expenses.

    We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Aspects" in the Prospectus correctly describes (subject to the uncertainties referred to therein and herein) the material aspects of the Federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Partnership.

    We have not been requested to file nor do we assume the responsibility for the decision to not seek an IRS tax ruling to support the proposed activities of the Partnership or the tax consequences of those activities. The decision to not obtain such IRS tax ruling was made solely by your firm for business reasons prior to and without reliance upon the request for this opinion.

    We have limited our review to the Federal income tax laws related to individuals and have not reviewed nor do we opine upon the laws related to any other entities or of the several states.

You have not analyzed the state and local income tax consequences related to participation in the Partnership and have so stated in the "Tax Aspects" section of the Prospectus. Consequently, you have not requested our analysis or opinion of any aspect of the state and local tax consequences which may flow from participation in the Partnership, and no opinion with respect thereto is expressed by us.

    We hereby consent (i) to being named in the "Federal Income Tax Aspects" section of the Prospectus as the attorneys who will render certain opinions for the Partnership related to certain federal income tax aspects related to the Partnership and an investment in the Partnership, and (ii) to the inclusion of this opinion as an Exhibit to be filed with the Securities and Exchange Commission at number ____________ along with the Prospectus, and as exhibits to the Registration Statements to be filed with the Securities Departments of those States selected by you for qualification of the Units for offer and sale.

    This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Without limiting the generality of the foregoing, we express no opinion on (i) any Federal or state securities qualification, registration or disclosure laws or regulations, or (ii) the accuracy or completeness of any tables, charts, graphs, or financial statements included in the Prospectus.

    This opinion speaks as of the date hereof, and we have not been requested, nor do we assume, any obligation to update this opinion as of any future date. This opinion shall be used only by your firm as General Partner and the Limited Partners who purchase in reliance upon the Prospectus and may not be used or relied upon by any other entity or person for any purpose without our written consent.

    We agree to provide further written consents to the use of our name and a copy of this opinion in the Prospectus. These consents, when provided, will not expand the obligations or diminish the limitations of our responsibilities expressed in this opinion.

                                             Very truly yours,
                                             The Scott Law Firm, P.A.


                                             S/ William Sumner Scott
                                             William Sumner Scott
                                             For the Firm

WSS:lf